Exhibit 99

Joint Filer Information

Names:	Siskey Capital, LLC

Address:	4521 Sharon Road, Suite 450
Charlotte, NC 28211

Designated Filer:	Martin A. Sumichrast

Issuer and Ticker Symbol:	Social Reality, Inc. [SCRI]

Date of Earliest Transaction Required to be Reported:	December 2, 2014

The undersigned, Siskey Capital, LLC is jointly filing the attached Form 4 Statement of Change in Beneficial Ownership with Martin A. Sumichrast with respect to the beneficial ownership of securities of Social Reality, Inc.

Signatures:

SISKEY CAPITAL, LLC

Date:  December 2, 2014

By: /s/ Martin A. Sumichrast

Martin A. Sumichrast